Exhibit 99.1
MARKETAXESS REPORTS FIRST QUARTER 2011 RECORD REVENUE OF $43.6 MILLION, RECORD PRE-TAX
INCOME OF $17.7 MILLION AND DILUTED EPS OF $0.27
First Quarter Financial Highlights*
•	Record revenues of $43.6 million, up 25.0%

•	Record pre-tax income of $17.7 million, up 59.4%

•	Record pre-tax margin of 40.5%, up from 31.8%

•	EBITDA of $19.2 million, up 51.3%

•	Net income of $10.8 million, up 60.9%
* All comparisons versus first quarter 2010.

NEW YORK, April 27, 2011 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the first quarter ended March 31, 2011.
“Our record first quarter results reflect continuing U.S. high grade market share gains, which have expanded from 7.9% a year ago to 9.9% in the first quarter of 2011, and strong volume growth in our other product category,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Operating margins exceeded 40% for the first time and have doubled in the past two years. The pace of margin improvement is a demonstration of the significant operating leverage in our business.”
First Quarter Results
Total revenues for the first quarter of 2011 increased 25.0% to $43.6 million, compared to $34.9 million for the first quarter of 2010. Pre-tax income was a record $17.7 million, compared to $11.1 million for the first quarter of 2010, an increase of 59.4%. Pre-tax margin was 40.5%, compared to 31.8% for the first quarter of 2010. Net income totaled $10.8 million, or $0.27 per share on a diluted basis, compared to $6.7 million, or $0.17 per share on a diluted basis, for the first quarter of 2010.
Commission revenue for the first quarter of 2011 totaled $37.8 million on total trading volume of $135.2 billion, compared to $29.3 million in commission revenue on total trading volume of $99.2 billion for the first quarter of 2010. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 9.9%, compared to an estimated 7.9% for the first quarter of 2010.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, totaled $3.1 million for the first quarter of 2011, compared to $3.2 million for the first quarter of 2010. Other revenue, which consists of information and user access fees, investment income and other revenue, increased 12.6% to $2.7 million, compared to $2.4 million for the first quarter of 2010.

Total expenses for the first quarter of 2011 increased 9.0% to $25.9 million, compared to $23.8 million for the first quarter of 2010. Full year 2011 expenses are now expected to be towards the upper end of the guidance range of $101 million to $107 million. The increase in expenses during the first quarter of 2011 was primarily due to higher employee compensation and benefits expense of $2.3 million and professional and consulting fees of $0.7 million, offset by a decline in general and administrative expenses of $1.1 million. The decline in general and administrative expenses was primarily due to the settlement of a favorable sales tax reimbursement claim amounting to approximately $0.7 million.
The effective tax rate for the first quarter of 2011 was 39.0%, compared to 39.5% for the first quarter of 2010.
Employee headcount as of March 31, 2011 was 232, compared to 219 as of March 31, 2010.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.09 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock, to be paid on May 25, 2011 to stockholders of record as of the close of business on May 11, 2011.
Balance Sheet Data
As of March 31, 2011, total assets were $303.7 million and included $196.2 million in cash, cash equivalents and securities. Total stockholders’ equity as of March 31, 2011 was $281.4 million. The Series B preferred stock was automatically converted to common stock on January 24, 2011. This conversion does not impact the computation of diluted weighted-average common shares outstanding.
Non-GAAP Financial Measure
EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in gaining an understanding of the Company’s operating results. See attached schedule for a full reconciliation of GAAP net income to EBITDA.
Webcast and Conference Call Information
Richard M. McVey, chairman and chief executive officer, T. Kelley Millet, president, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 27, 2011, at 8:30 a.m. Eastern time. To access the conference call, please dial 800-322-2803 (U.S.) or 617-614-4925 (international). The passcode for all callers is 19552021. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 36426874. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 800 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 81 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6017	+1-212-515-1970
Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2011	2010
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$26,378	$19,776
Eurobond	4,617	5,492
Other	6,790	4,039

Total commissions	37,785	29,307
Technology products and services	3,108	3,164
Information and user access fees	1,689	1,634
Investment income	299	291
Other	728	488

Total revenues	43,609	34,884

Expenses
Employee compensation and benefits	16,268	13,933
Depreciation and amortization	1,562	1,616
Technology and communications	2,500	2,417
Professional and consulting fees	2,872	2,138
Occupancy	766	938
Marketing and advertising	974	628
General and administrative	1,001	2,129

Total expenses	25,943	23,799

Income before taxes	17,666	11,085
Provision for income taxes	6,886	4,384

Net income	$10,780	$6,701

Per Share Data:
Earnings per share:
Basic	$0.30	$0.18
Diluted	$0.27	$0.17

Cash dividends declared per common share	$0.09	$0.07

Weighted-average common shares:
Basic	36,507	33,626
Diluted	39,301	39,306

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	March 31, 2011	December 31, 2010
	($ in thousands)
	(unaudited)
Assets
Cash and cash equivalents	$116,567	$124,994
Securities available-for-sale	79,663	72,552
Deferred tax assets, net	20,241	19,813
All other assets	87,259	82,162

Total assets	$303,730	$299,521

Liabilities and Stockholders’ Equity
Total liabilities	$22,346	$34,730
Series B Preferred Stock	—	30,315
Total stockholders’ equity	281,384	234,476

Total liabilities and stockholders’ equity	$303,730	$299,521

MarketAxess Holdings Inc.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31,
	2011	2010
	($ in thousands)
	(unaudited)

Net income	$10,780	$6,701

Add back:
Interest expense	16	21

Provision for income taxes	6,886	4,384

Depreciation and amortization	1,562	1,616

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$19,244	$12,722

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended
	March 31,
	2011	2010
	($ in millions)
	(unaudited)
U.S. high-grade — multi dealer [1]
fixed-rate	$82,267	$58,666
floating-rate	2,938	2,845
Eurobond	11,313	16,019
Other[1]	38,661	21,672

Total	$135,179	$99,202

	Average Daily Volume
	Three Months Ended
	March 31,
	2011	2010
	($ in millions)
	(unaudited)
U.S. high-grade[1]	$1,374	$1,008
Eurobond	180	254
Other[1]	624	355

Total	$2,178	$1,617

Number of U.S. Trading Days [2]	62	61
Number of U.K. Trading Days [3]	63	63

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.